UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 13, 2006

B2Digital, Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-11882	84-0916299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 South Mesa Drive, Mesa, Arizona	85210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 281-2571
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

In January 2006, we initiated an offering in Europe pursuant to Regulation S. Pursuant to this offering, we transferred 40,000,000 shares of common stock, $.00001 par value, to a trustee in Europe for the sole purpose of selling shares in a Regulation S offering. Under the agreement with the trustee, we were to receive the net proceeds from the sale of these shares and any shares of common stock not sold by the trustee were to be returned to us upon our request. The trustee was granted 10,000,000 shares under Section 4(2) and/or Regulation S of the Securities Act under the agreement and is entitled to 2.5% of the volume of trade of the administered assets. We applied for and received a separate CUSIP number on these shares.

Beginning January 13, 2006, the 40,000,000 shares were sold in the European market for approximately $120,000 pursuant to Section 4(2) and/or Regulation S of the Securities Act. Selling fees and expenses were $10,000. In May 2006, we transferred an additional 350,000,000 shares of common stock to another trustee for future Regulation S offerings overseas. These shares have not been sold.

On April 19, 2006, we sold 50,000,000 shares of common stock to an unaffiliated investor. The shares were sold for approximately €50,000 or $60,000 U.S. dollars. The shares were sold to a non-U.S. investor in reliance on Section 4(2) and/or Regulation S, with the investor representing that, among other things, it is not a U.S. person within the meaning of Regulation S, with appropriate legends contained within the offering documents and placed on the shares, and with no selling efforts made within the U.S.

On April 19, 2006, we sold 100,000,000 shares of common stock to an unaffiliated investor. The shares were sold for €100,000 or approximately $125,000 U.S. dollars. The shares were sold to a non-U.S. investor in reliance on Section 4(2) and/or Regulation S, with the investor representing that, among other things, it is not a U.S. person within the meaning of Regulation S, with appropriate legends contained within the offering documents and placed on the shares, and with no selling efforts made within the U.S.

As of June 2, 2006, we had 1,751,341,002 shares of our $.00001 par value common stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2006

B2Digital, Incorporated

By:/s/ Robert C Russell
Name: Robert C Russell Title: Chief Executive Officer